Exhibit 24.1

                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Larry Nichols, H. Allen Turner and Marian J. Moon, and each or any one of them, his true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


    Signature                          Title                           Date


/s/ J. Larry Nichols          Chief Executive Officer and        August 13, 1999
-----------------------         Chairman of the Board
    J. Larry Nichols


/s/  H. Allen Turner          Vice President, Treasurer          August 13, 1999
-----------------------         and Director
     H. Allen Turner


/s/  William T. Vaughn        Vice President, Finance            August 13, 1999
-----------------------         and Director
     William T. Vaughn


/s/  Darryl G. Smette         Vice President, Marketing          August 13, 1999
-----------------------         and Administration
     Darryl G. Smette           Development and Director


/s/  Danny J. Heatly          Controller                         August 13, 1999
-----------------------
     Danny J. Heatly